Exhibit 99.1
Tidelands Royalty Trust ‘B’
News Release
TIDELANDS ROYALTY TRUST ‘B’
ANNOUNCES THIRD QUARTER CASH DISTRIBUTION
     DALLAS, Texas, September 19, 2006 — Bank of America, N.A., as Trustee of the Tidelands Royalty Trust ‘B’ (OTC BB: TIRTZ.OB), today declared a quarterly cash distribution to the holders of its units of beneficial interest of $.031271 per unit, payable on October 13, 2006, to unit holders of record on September 29, 2006. This distribution includes royalties received from the Sabine Pass Block 13 and Galveston Block 303 fields. No royalties were received from the West Cameron Block 165 and West Cameron Block 225 Fields. The pipeline company that purchases gas from the West Cameron Block 165 Field gave notice on July 5, 2006 that it was ready to receive delivery of gas and Tidelands has been advised by the lease owner that deliveries were started at about that time. There is a delay of about three months between the month of production and the time of payment. Tidelands’ distributions to unitholders are determined by royalties received up to the date the amount is declared.
     Update on the impact of Hurricanes Katrina and Rita for the four oil and gas fields.
West Cameron Block 165. According to information received from the operators there was no appreciable damage to the platforms on this lease. No production was realized on this field from September 2005 to July 2006. Two new wells have been drilled in the West Cameron Block 165 Field. Devon has drilled Well No. A-8 on Block 165 to a total depth of approximately 15,000 feet and Newfield drilled Well No. 8 on lock 291 to a total depth of approximately 14,000 feet. Both wells are waiting to be completed.
Sabine Pass Block 13. According to information received from the operator, the production structures on this lease did not suffer significant damage from the hurricanes. As a result, production and sales were resumed in November 2005.
Galveston Area Block 303. According to information received from the operator, the production facilities on this lease did not suffer any damage.
West Cameron Block 225. According to information received from the operator, the three wells on West Cameron Block 225 have been shut-in since September 15, 2005. Well No. 6 was damaged and will require re-completion as a result of the hurricanes. Tidelands does not have any information relating to when these wells will go back on stream.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free — 800.985.0794